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                         JOINT VENTURE AGREEMENT
     Curtis Mathes Marketing Corporation and CMLP Group, Ltd., referred to in this Agreement as the "Joint Venturers," agree as follows:
     1. Purpose of Joint Venture. The parties voluntarily associate themselves together as joint venturers for the sole purpose of acquiring, owning, holding for investment, operating as a business, constructing improvements on, developing, subdividing, maintaining, operating, selling or leasing certain real property described as being situated on Westgrove Drive in Carrollton, Dallas County, Texas, more particularly described as a tract of land containing 3.214 acres, known as Lot 2, Block A of the Beltwood North-Trinity Addition, an Addition to the City of Carrollton, Dallas County, Texas (the "JV Property.")
     2. Name of Joint Venture. The name of the Joint Venture shall be "Westgrove Joint Venture" (the "Joint Venture.")
     3. Term of Joint Venture. This Joint Venture shall commence on January 20, 1997, and shall continue until the completion of all the purposes for which the joint venture was formed, as set forth in Paragraph 1 of this Agreement, unless it is terminated before that date by mutual agreement of the Joint Venturers or as otherwise provided in this Agreement.
     4. Place of Business. The principal place of business of the Joint Venture shall be at 10911 Petal Street, Dallas, Dallas County, Texas, and any other place or places that may be mutually agreed on by the Joint Venturers.
     5. Initial Capital. The initial capital of this Joint Venture shall be the sum of $630,285.27, of which CMLP Group, Ltd. shall contribute $276,285.27 and Curtis Mathes Marketing Corporation shall contribute $354,000.
     6. Withdrawal of Capital. Neither Joint Venturer may withdraw any portion of the capital of the Joint Venture without the express written consent of the other Joint Venturer.
     7. Profits and Losses. Any net profits or losses that may accrue to the Joint Venture shall be distributed to or borne by the Joint Venturers in the following proportions: CMLP Group, Ltd., 43.835%; and Curtis Mathes Marketing Corporation, 56.165%. The term "net profits" as used in this Agreement shall mean the net profits of the Joint Venture as determined by generally accepted accounting principles.
     8. Joint Venture Books. At all times during the duration of the Joint Venture, the Joint Venturers shall keep accurate books of the Joint Venture's accounts, including all of its income, expenditures, assets, and liabilities. These books shall be kept on a cash basis and shall be open to examination by either Joint Venturer at any time.
     9. Election Out of Subchapter K. The Joint Venture shall elect not to be subject to Subchapter K of the Intenal Revenue Code.
     10. Management and Authority. CMLP Group, Ltd. ("Manager") shall have the right of management of the Joint Venture and shall have authority to bind the Joint Venture in making contracts and incurring obligations in the name and on the credit of the Joint Venture. However, no obligation may be incurred in the name or on the credit of the Joint Venture exceeding $500.00 without the express written consent of both Joint Venturers. Any obligation incurred in violation of this provision shall be charged to and collected from the individual Joint Venturer incurring the obligation.
     11. Limits of Joint Venture. The relationship between the Joint Venturers shall be limited to the performance of the business of the Joint Venture in accordance with the terms of this Agreement. Nothing in this Agreement shall be construed to create a general partnership between the Joint Venturers, or to authorize either Joint Venturer to act as a general agent for the other except as expressly provided in this
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Agreement.   Nothing  in  this Agreement shall  confer  on  either  Joint
Venturer any propriety interest in, or subject either Joint Venturer to any liability for, the business assets, profits, losses or obligations of the other, except to the extent provided in this Agreement.
     12. Withdrawal of Joint Venturer. Any Joint Venturer may withdraw from the Joint Venture by giving the other Joint Venturer thirty (30) days written notice of its intention to do so. In that event, the Joint Venturers will proceed to divide the Joint Venture liabilities and assets, including any property owned by the Joint Venture. However, it is expressly provided that no Joint Venturer shall be released from indivisible liabilities incurred prior to withdrawal from the Joint
Venture.   The Joint Venture will terminate after its affairs  are  wound up, its assets are divided and liquidated, its debts are paid, and any surplus is divided equally among the Joint Venturers.
     13. Right of First Refusal to Purchase Interest. If any Joint Venturer desires to sell its Joint Venture interest, it shall give the other Joint Venturer the right of first refusal to purchase its Joint
Venture  interest.   In  the event the other Joint Venturer  refuses  the
purchase such Joint Venture interest, the Joint Venturer desiring to sell its interest may sell it to a third party, providing that the terms and conditions of sale to such third party are not more favorable than the terms and conditions of purchase that were offered to the other Joint Venturer.
     14. Ownership and Title to Joint Venture Property. The JV Property and all improvements which may be placed or located thereon shall be owned by the Joint Venture, such ownership being subject to the other terms and provisions of this Agreement. However, the Manager may hold record title to all assets in its name on behalf of the Joint Venture. Each Joint Venturer hereby expressly waives the right, if any, to require partition of the JV Property, or any part thereof.
     15. Miscellaneous. This Agreement shall be binding on both Joint Venturers and their assigns. This Agreement contains the sole agreement of the Joint Venturers relating to the Joint Venture and correctly sets
forth  the  rights, duties, and obligations of each to  the  other.   Any
prior   agreements,   promises,  negotiations,  or  representations   not
expressly set forth in this Agreement are of no force and effect.
     Executed as of January 20, 1997.
CMLP GROUP, LTD.
By:____/s/ D. Ronald Allen_______________________________
     D. Ronald Allen, President,
     Associates Funding Group, Inc., General Partner
CURTIS MATHES MARKETING CORPORATION
By:_____/s/ Bill Park________________________________________
     Bill Park, Vice President - Chief Operating Officer